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                                                                      EXHIBIT 12

                        EQUITY LIFESTYLE PROPERTIES, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (Dollar amounts in thousands)


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
                                                         2005         2004         2003         2002         2001
                                                       --------     --------     --------     --------     --------
Income from continuing operations before
 allocation to minority interests ................     $  7,277     $ 14,513     $ 28,431     $ 32,674     $ 43,685

Fixed Charges ....................................      114,806      102,218       69,458       61,977       62,539
                                                       --------     --------     --------     --------     --------

Earnings .........................................     $122,083     $116,731     $ 97,889     $ 94,651     $106,224
                                                       ========     ========     ========     ========     ========


Interest incurred ................................       97,983       88,801       53,180       49,714       50,179
Amortization of deferred financing costs .........        2,849        2,169        5,026        1,011        1,108
Perpetual Preferred OP unit Distributions ........       13,974       11,248       11,252       11,252       11,252
                                                       --------     --------     --------     --------     --------

Fixed Charges ....................................     $114,806     $102,218     $ 69,458     $ 61,977     $ 62,539
                                                       ========     ========     ========     ========     ========



Earnings/Fixed Charges ...........................         1.06         1.14         1.41         1.53         1.70
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